Exhibit 99.1

News Release

Wabtec Reports 3Q Results, Updates Guidance; Modifies Terms For Acquisition of Faiveley Transport

WILMERDING, PA, Oct. 25, 2016 – Wabtec Corporation (NYSE: WAB) today reported results for the 2016 third quarter, updated 2016 full-year guidance and announced modified terms for its acquisition of Faiveley Transport.

2016 Third Quarter Results

•	Third quarter sales were $676 million, with higher sales in the Transit Group more than offset by lower sales in the Freight Group. Freight Group sales were affected mainly by lower revenues from train control-related equipment and services, a decrease in rail traffic volumes, and lower industry deliveries of new freight cars and locomotives. Changes in foreign exchange rates reduced total net sales by $18 million compared to the year-ago quarter.

•	Income from operations was $120 million, or 17.8 percent of sales. Excluding expenses of about $3.2 million related to the pending acquisition of Faiveley Transport, adjusted income from operations was $123 million, or 18.3 percent of sales.

•	Earnings per diluted share were 91 cents. Excluding the Faiveley Transport acquisition expenses of about 3 cents per diluted share, adjusted earnings per diluted share were 94 cents.

•	The company generated cash flow from operations of $247 million in the first nine months of the year. During the quarter, the company repurchased 1,096,408 shares for $78 million, or about $71.52 per share; Wabtec has about $138 million remaining under the current repurchase authorization. At Sept. 30, 2016, the company had cash of $250 million, an additional $210 million of cash held in escrow for the Faiveley Transport acquisition and debt of $820 million.

2016 Full-Year Guidance

Based on its year-to-date results and outlook for the rest of the year, Wabtec updated its full-year 2016 guidance as follows: Revenues are now expected to be down about 12 percent compared to 2015, and earnings per diluted share are now expected to be between $4.00-$4.04. This guidance does not include costs for restructuring activities or expenses related to the Faiveley Transport acquisition. Faiveley Transport is a global supplier of high added value integrated systems for the railway industry with annual revenues of about $1.2 billion.

Raymond T. Betler, Wabtec’s president and chief executive officer, said: “Our transit business continues to perform well, while the freight markets remain challenging due to overall rail industry conditions and the sluggish global economy. We have continued to focus on controlling what we can by aggressively reducing costs, generating cash and investing in our growth opportunities, including acquisitions. At the same time, we are progressing toward completion of the Faiveley Transport acquisition and remain excited by its growth and improvement opportunities.”

Tim Wesley	Phone: 412.825.1543 E-mail: twesley@wabtec.com Website: www.wabtec.com	Wabtec Corporation 1001 Air Brake Avenue Wilmerding, PA 15148

News Release

Faiveley Transport Update

Wabtec expects to complete the purchase of the Faiveley family stake, which equals about 51 percent of Faiveley Transport’s outstanding shares, in November, subject to receiving the remaining regulatory approvals. Upon completion of that purchase, Wabtec will launch a tender offer for Faiveley Transport’s remaining public shares. Terms of the transaction with the Faiveley family and Faiveley Transport were modified on Oct. 24, 2016 as follows:

•	The parties have extended the term of their agreements to Dec. 31, 2016, from the original date of Oct. 27, 2016. Wabtec can elect to extend the term to March 31, 2017.

•	Wabtec will acquire the Faiveley family stake for €100 per share, with between 25 percent to 45 percent of the consideration to be paid in cash. The remaining consideration will consist of between 4.8 million to 6.3 million shares of Wabtec common stock, depending on the percentage of cash the family chooses to take.

•	Public shareholders of Faiveley Transport can elect to take 100 percent of their consideration in cash at €100 per share, or a portion in Wabtec common shares, capped at the same percentage of consideration chosen by the Faiveley family.

•	No Wabtec preferred shares will be issued as part of the transaction.

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for rail and other industrial markets.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, an economic slowdown in the markets we serve; changes in foreign currency exchange rates; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

Wabtec will host a call with analysts and investors at 10 a.m., eastern time, today. To listen, go to www.wabtec.com and click on the “Webcasts” tab in the “Investors” section.

Tim Wesley	Phone: 412.825.1543 E-mail: twesley@wabtec.com Website: www.wabtec.com	Wabtec Corporation 1001 Air Brake Avenue Wilmerding, PA 15148